Exhibit 99.4

Trinity Industries, Inc.
Earnings Release Conference Call
Comments by Steve Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
October 28, 2010

Thank you, Tim, Good morning!

Third quarter operating results of the Rail Group and Leasing Group were in line with our expectations. Our Leasing Group saw lease fleet utilization increase to 98.9% while continuing to grow. Our Rail Group posted a modest operating profit while shipping approximately 1,140 new railcars. And our order backlog grew during the third quarter allowing us to plan a higher level of production for the balance of the year and into the 1st quarter of 2011. I am pleased with our operating performance in a highly challenging and competitive railcar marketplace.

We have seen continued, modest improvement in railcar demand in certain markets. Demand has improved for railcars that transport chemicals, minerals and agricultural products while railcars that serve the lumber, paper, automotive and coal industries continue to suffer from weak demand. Significant numbers of idle intermodal railcars have been placed back into service and orders for new intermodal railcars were prominent during the quarter. Lease renewals and lease rates appear to have stabilized and are even improving in several markets. The overhang of idle railcars and slow economic recovery, however, continues to dampen demand for certain railcar types.

During the 3rd quarter, the industry received orders to build approximately 9,200 new railcars raising the year-to-date total to more than 19,200. Industry orders during the 3rd quarter were heavily weighted toward strategic purchases of intermodal railcars by railroads and TTX. The balance of industry orders were principally for covered hoppers and tank cars. Current order inquiries reflect additional strategic purchases being considered by railroads.

TrinityRail received approximately 2,000 railcar orders during the 3rd quarter. We continue to be very selective about orders we pursue. Our orders during the quarter fit well with our production plans and profitability targets. They included tank and covered hopper cars for industrial shippers and third party lessors. TrinityRail’s backlog was approximately 4,860 railcars at the end of the 3rd quarter up 22% from the end of the prior quarter. Approximately 31% of the units in our railcar production backlog are for customers of our leasing business. Based upon orders received and current inquiry levels, we have increased our projection for railcar production through the end of the year. We now expect to deliver between 1,900 and 2,100 railcars during the 4th quarter. In comparison, we shipped 1,140 railcars in the 3rd quarter and 890 railcars in the 2nd quarter of this year.

We added 790 new railcars to our lease portfolio during the 3rd quarter bringing our total lease fleet to more than 51,640 railcars, a 4% increase compared to the end of the 3rd quarter 2009. Our lease fleet utilization increased sequentially to 98.9% from 98.7% at the end of the 2nd quarter. Our average remaining lease term declined to 3.5 years and the average age of the fleet is 5.8 years. The TRIP lease fleet totals 14,700 railcars operating at a 99.6% utilization.

We have adjusted our new railcar production plans as a result of our increased backlog. Our operating flexibility has allowed us to increase production to meet customer needs. We continue to closely monitor demand in the various industry market segments each of which has its own set of supply and demand dynamics. The economic data and rail transportation metrics are leading indicators currently pointing toward a slow recovery in railcar demand.

We will adjust to further changes in the marketplace as needed while aggressively pursuing select railcar building and lease investment opportunities that meet our objectives. We expect to continue to grow our lease fleet which continues to perform very well.

I’ll now turn it over to Antonio.